EXHIBIT 99.3

Nominating/Corporate Governance Committee Charter

Purpose

The primary objectives of the Nominating/Corporate Governance Committee are to assist the Board by: (i) identifying individuals qualified to become Board members and recommending that the Board select a group of Director nominees for each next annual meeting of the Company's stockholders; (ii) ensuring that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board shall have the benefit of qualified and experienced "independent" Directors; and (iii) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company.

Organization

The Nominating/Corporate Governance Committee (the "Committee") shall consist of three or more Directors, each of whom shall satisfy the applicable independence requirements of The NASDAQ Exchange and any other regulatory requirements.

Committee members shall be elected by the Board at the annual organizational meeting of the Board of Directors; members shall serve until their successors shall be duly elected and qualified. The Committee's chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

Structure and Meetings

The chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

Goals and Responsibilities

The Committee shall: (i) develop and recommend to the Board a set of corporate governance principles applicable to the Company, and review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate; (ii) develop policies on the size and composition of the Board; (iii) review possible candidates for Board membership consistent with the Board's criteria for selecting new Directors; (iv) perform Board performance evaluations on an annual basis; (v) annually recommend a slate of nominees to the Board with respect to nominations for the Board at the annual meeting of the Company's stockholders; and (vi) generally advise the Board (as a whole) on corporate governance matters.

The Committee shall also advise the Board on (a) committee member qualifications, (b) committee member appointments and removals, (c) committee structure and operations (including authority to delegate to subcommittees), and (d) committee reporting to the Board. The Committee shall maintain an orientation program for new Directors and a continuing education program for all Directors.

The Committee may not recommend any person to serve as a Director after he or she has passed his or her 72nd birthday, unless the Committee has voted, on an annual basis, to waive, or continue to waive, the mandatory retirement of such person as a Director of the Company. Notwithstanding the foregoing, the oldest member of the Board shall retire at the Company's 2006 annual meeting of stockholders. The next oldest member of the Board shall retire at the Company's 2007 annual meeting of stockholders. This "then oldest Board member" retirement process shall continue until there are no Board members over the age of 72; provided that if a director who is not the oldest board member decides to retire or resign from the Board during any year, then in order to ensure overall board continuity, the "then oldest Board member" automatic retirement policy will be suspended for that year only. Thereafter, all Board members will automatically retire from the Board at the Company's annual meeting of stockholders following the date he or she turns 72.

The Committee will annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

The Committee shall perform any other activities consistent with this Charter, the Company's By-laws and governing law as the Committee or the Board deems appropriate.

Performance and Evaluation

The Committee shall conduct an annual performance evaluation of itself.

Committee Resources

The Committee shall have the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify Director candidates, including sole authority to approve such search firm's fees and other retention terms.